Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Neurocrine Biosciences, Inc. 2018 Employee Stock Purchase Plan, as amended and restated, and the Neurocrine Biosciences, Inc. 2025 Equity Incentive Plan of our reports dated February 10, 2025, with respect to the consolidated financial statements of Neurocrine Biosciences, Inc. and the effectiveness of internal control over financial reporting of Neurocrine Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
May 21, 2025